Citifunds Institutional Trust
Citi Institutional U.S. Treasury Reserves
LI19

Question 77C



Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level on various proposals recently approved by the Fund?s Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Election of Board Members and (2) Agreement and Plan of Reorganization.

1: Election of Board Members?

		                          Authority
Nominees               Votes For          Withheld      Abstentions
Elliot J. Berv        11,371,577,703.044  110,780,281.850    0.000
A. Benton Cocanougher 11,371,577,703.044  110,780,281.850    0.000
Jane F. Dasher        11,371,577,703.044  110,780,281.850    0.000
Mark T. Finn          11,371,577,703.044  110,780,281.850    0.000
Rainer Greeven        11,371,577,703.044  110,780,281.850    0.000
Stephen Randolph Gross11,371,577,703.044  110,780,281.850    0.000
Richard E. Hanson Jr. 11,371,577,703.044  110,780,281.850    0.000
Diana R. Harrington   11,371,577,703.044  110,780,281.850    0.000
Susan M. Heilbron     11,371,577,703.044  110,780,281.850    0.000
Susan B. Kerley       11,371,577,703.044  110,780,281.850    0.000
Alan G. Merten        11,371,577,703.044  110,780,281.850    0.000
R. Richardson Pettit  11,371,577,703.044  110,780,281.850    0.000
R. Jay Gerken, CFA    11,371,577,703.044  110,780,281.850    0.000

? Board Members are elected by the shareholders of all of the series of the Trust, of which the
Fund is a series.
2. Agreement and Plan of Reorganization
		                             Broker
Item Voted On   Votes For  Votes Against    Abstentions      Non-Votes
Reorganize as
a Series of
a Maryland
Business
Trust

    7,194,906,188.767 13,519,014.610 129,738,878.5174,144,493,903.000

On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund?s Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal: Revise Fundamental Investment Policies.

Revise Fundamental Investment Policies

					Broker
Items Voted On 	Votes For 	Votes Against 	Abstentions Non-Votes
Borrowing
Money        34,308,905.770 4,790,008.860 2,989,972.100 47,632,039.000
Underwriting343,973,799.040 3,905,215.590 2,989,972.100 47,632,039.000
Lending     343,973,799.040 3,905,215.590 2,989,972.100 47,632,039.000
Issuing Senior
Securities  343,973,799.040 3,905,215.590 2,989,972.100 47,632,039.000
Real Estate 343,973,799.040 3,905,215.590 2,989,972.100 47,632,039.000
Commodities 343,973,799.040 3,905,215.590 2,989,972.100 47,632,039.000